Exhibit 10.39

INDUSTRIAL SERVICES OF AMERICA, INC.

RESTRICTED STOCK UNIT
GRANT AGREEMENT

This Restricted Stock Unit (“RSU”) Grant Agreement (this “Agreement” or “Award”) dated as of March 25, 2016 (the “Grant Date”), is between Industrial Services of America, Inc. (the “Company”) and Todd L. Phillips (the “Grantee”).

RECITALS

A.
The Company has adopted the Industrial Services of America, Inc. 2009 Long Term Incentive Plan (the “Plan”), which provides for the issuance of equity incentive awards, such as stock options, restricted stock, restricted stock units and stock appreciation rights, in order to retain qualified personnel. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).

B.
The Committee has designated the Grantee as a Participant in the Plan to recognize the Grantee for his hard work and significant efforts in leading the Company through a difficult period, and wishes to set forth in this Agreement the Grantee's right to receive up to that number of RSUs set forth herein in lieu of a cash bonus. Each RSU represents the right to receive one share of the Company's common stock (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan.

AGREEMENTS

The Grantee and the Company agree as follows:

1.     Grant of Restricted Stock Units. The Company grants to Grantee 32,000 RSUs (the “Maximum Number”) on the terms and conditions set forth below and in the Plan.

2.     Transfer Restriction. Until the delivery of shares of Common Stock with respect to the RSUs in accordance with the terms of this Award, the RSUs may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the RSUs not specifically permitted by the Plan or this Award shall be null and void and without effect.

3.     Investment Representations. Grantee understands that upon delivery of shares of Common Stock with respect to the RSUs in accordance with the terms of this Award, (i) the shares of Common Stock to be delivered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the shares of Common Stock to be delivered cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available, (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months and unless the other terms and conditions of Rule 144 are complied with.

4.     Vesting and Payment. If and to the extent that Grantee remains employed by the Company on March 31, 2016, seven (7) days from the Grant Date (the “Service Period”), the Maximum Number of RSUs shall vest and become nonforfeitable.

5.     Tax Withholding. The Company shall withhold from wages otherwise due, or retain from any payment to Grantee in respect of the RSUs, or take such other action which Company deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of RSUs and issuance of Common Stock related thereto. Unless an affirmative election is made by the Participant before the end of the Service Period to remit already-owned shares of Common Stock or a cash payment or to have amounts debited from other wages due, or some combination thereof, Grantee shall be deemed to have elected to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Common Stock issuable upon vesting, equal to their Fair Market Value (as defined in the Plan) based on the amount of withholding taxes reasonably estimated by the Company to be due upon vesting.

6.     Definitions. Unless provided to the contrary in this Agreement, the definitions contained in the Plan and any amendments thereto shall apply to this Agreement.

7.     Restrictions Imposed by Law. Notwithstanding any other provision of this Agreement, Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Common Stock is listed.

8.     No Shareholder Status; No Dividends. Grantee shall have no rights as a shareholder with respect to any RSUs or shares of Common Stock under this Agreement until such shares have been duly issued and delivered to Grantee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares prior to such issuance.

9.     Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:     /s/ Sean Garber
Sean Garber

Title:      President

Date:     March 25, 2016

GRANTEE:

/s/ Todd Phillips
Todd L. Phillips
(acknowledging receipt and conditions set out above)

Date: March 25, 2016

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